Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 4 to Registration Statement (“Registration Statement”) No. 333-198393 on Form S-1 of our report dated March 31, 2014 (except for note 1 as it relates to stock splits and note 3, as to which the date is October 17, 2014), relating to the consolidated financial statements of LendingClub Corporation as of and for the year ended December 31, 2013, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

December 7, 2014

San Francisco, CA